CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of April 25, 2008 by and between Centale, Inc./NexxNow, Inc., with a principal place of business at 37 Hamburg Street, East Aurora, NY 14052, (“Company”) and Market Vision Consulting, Inc., with principal offices at 37 Hamburg Street, East Aurora, NY 14052 (“Consultant”) ..

R E C I T A L S:

A.        Consultant maintains a database of brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

B.        Company wishes to promote itself through Consultant’s efforts in the brokerage community in order to gain as much exposure as possible for Company.

T E R M S:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00           Services to be Performed by Consultant

1.01
Consultant shall access its database of brokers, who may be interested in the Company, and shall utilize a profiler team in order to contact brokers interested in recommending Company to their investor clients. Consultant’s profilers will continue to “cold call” on a regular basis, which will continually add new brokers to the database.

1.02
Consultant shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents and other individuals and entities whom Consultant is legally permitted to contact.  Consultant will train new profilers to promote the Company.  Company understands and agrees that Consultant’s database constitutes proprietary information owned by Consultant.

1.03
Consultant shall provide investor lead management services normal and customary in the industry.  Consultant will handle investor and broker inquiries (including with the proper disclosures and disclaimers) in a professional manner.

1.04
Consultant shall organize, initiate, manage and facilitate broker/investor conference telephone calls at the request of the Company and other presentations mutually agreeable to Company and Consultant.  Expenses for broker/investor conference calls and other presentations are to be paid by the Consultant, and must be pre-approved by the Company.

1.05
Consultant may review and monitor Company’s stockholder base and all transfer agent and DTC reports, and analyze, present to, and discuss with Company the results and implications of such reports.  Company agrees to provide Consultant with all DTC reports on a weekly basis and a NOBO list on a monthly basis.

1.06	Consultant shall provide a DTC analysis upon request by the Company.

1.07
Company will be permitted to visit Consultant’s facility on a regular basis and will have the ability to talk in person with Consultant’s employees regarding their progress during the campaign.  Consultant’s employees will be allowed to contact Company’s management for weekly conference calls and Company will be permitted to communicate with Consultant’s management with updated emails on a regular basis.  However, Company represents and warrants it will not discuss any information that may be considered to be “insider information” with any employee of Consultant other than upper management and said discussions and all communication will be solely on a need to know basis.

1.08	In addition to the services identified in Section 1.01 to 1.06 above, at the direction of the Company, Consultant has agreed to provide the services described in Exhibit “A”.

1.09
It is acknowledged and agreed by the Company that Consultant carried neither professional licenses nor memberships in any self-regulatory organizations.  It is further acknowledged and agreed by the Company that Consultant is not rendering legal advice or performing accounting services and is not acting and shall not act as an investment advisor or broker/dealer within the meaning of any applicable state of federal securities law.

1.10
Consultant may use all of Company’s Intellectual Property necessary for Consultant to provide the Services, including but not limited to using Company’s name, logo and trademarks on any web site maintained by Consultant or in any promotional materials created in providing Services.  Company will not link any other web site to a web site maintained by Consultant without the prior written consent of Consultant.  Except as expressly granted hereby, this Agreement does not give either party any right, title or interest in or to the Intellectual Property of the other party.  After this Agreement has been terminated, all right, title and interest in and to each party’s Intellectual Property shall be held solely by that party.

1.11	Company acknowledges that Consultant can make no guarantees as to the share price or volume of the Company common stock due to unknown factors and unpredictable market conditions.

1.12	Consultant representative will have the ability to attend Company Board meetings and speak on the record in an advisor capacity.

2.00	Terms & Fees

2.01
The term of this Agreement shall commence upon execution and shall expire two years from that date.  After the Initial Term, this Agreement shall automatically renew for consecutive six (6) month terms (the “Renewal Period”).

Prior to April 30, 2010, this Agreement may be terminated as follows:
(a)	By Consultant upon ten days written notice to the Company;

(b)
By the Company for Cause. As used herein, the term "Cause" shall mean only the following:  (A) conviction during the Term of a crime involving moral turpitude, or (B) material, willful or gross misconduct by Consultant in the performance of its duties hereunder.

2.02	As compensation for Consultant’s services required hereunder, Consultant shall be entitled to receive:
(a)
Compensation:  On a monthly basis thereafter Consultant shall be entitled to receive Twelve Thousand Five Hundred ($12,500) U.S. Dollars per month in cash and an additional Fifty Thousand ($50,000) U.S. Dollars in common stock per month due the 1st of each month.  The value of the common stock delivered will be based upon the average closing bid price for the last five trading days of the preceding month.  In the event that stock based compensation would cause Market Vision Consulting, Inc. or any of its affiliates to own more than 9.9%) of the outstanding shares of the Company, then shares will be issued up to that limit and any unissued shares will be issued on a future payment date when issuance would not cause the maximum to be exceeded.

(c)
Registration: Company agrees to register the common stock issued for compensation in the name of “Market Vision Consulting, Inc.” in an effective registration with the SEC within 30 days of the date of this Agreement, which shall become effective within sixty (60) days after the date of such filing date.  However, Consultant acknowledges that the Company cannot guarantee the exact date on which SEC shall declare the effective.

(d)
All services identified in Section 1.01 through and including 1.06 shall commence upon the effective Date of the SB-2 registration and the issuance and receipt by Consultant of common stock in the Company.  All other services will be provided from the date of execution.

2.03
Escrow Account: Company agrees to deposit shares of common stock equal to the total contract value in an escrow account with an escrow agent of the Consultant’s choice, upon the signing of this Agreement.  Escrow agent will distribute the shares to the Consultant as and when earned pursuant to Section 2.02(b) hereof.  After expiration of this Agreement any shares of common stock remaining in escrow will be returned to the Company.

3.00	Representations

Company represents and warrants that it is in compliance with all required filings and regulations of FINRA, the SEC and/or any other governmental agencies, and that the Company’s stock is not suspended from trading for any reason whatsoever.  Company further represents and warrants that during the term of this agreement, it will continue to file all required reports with the SEC, FINRA and/or any other governmental agencies and will continue to adhere to SEC, FINRA, and/or any other governmental agency’s requirements, and that it will take whatever steps are deemed necessary to keep its shares listed and “fully reporting.”  The Company’s failure to comply with the provisions of this paragraph shall constitute a material breach of the parties’ agreement.  Since Consultant has agreed to accept payment for services, in part, in the form of shares of the Company, the Company agrees that the value of the shares at the time of this agreement will be adversely affected and impacted if the promotion of the Company to the financial community and others is suspended due to a breach of the representations and warranties contained herein.  Further, in the event of a breach of the representations and warranties contained herein the Company agrees to continue to make any payments due and the Company agrees to pay Consultant one and one half (1½) times the cash value for any shares Consultant holds or is due and payable (as part of its compensation for this agreement) at the time of the Company’s breach of this paragraph.  This “make whole payment” shall be made within five (5) business days of the date of the breach.

Company understands that the FINRA and SEC require that all press releases be based on fact. Therefore, Company represents and warrants that it will maintain a filing of all press releases with the necessary supporting documentation verifying the contents of the press release. Company will keep back up to every press release.

3.01	Representations and Warranties of Company. Company represents, warrants and agrees:

a.
Company has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Company and is its legal, valid and binding agreement, enforceable against Company in accordance with its terms.  Company’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate the governing documents of Company or any of its affiliates or any obligations of Company or any of its affiliates, whether arising by contract, operation of law or otherwise.

b.
There is not pending or threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which Company or any of its employees or affiliates is or may be a party or any of its properties is or may be subject, and no event has occurred that might affect Company’s ability to execute, deliver and perform its obligations under this Agreement.  Without limiting the foregoing, none of Company and Company’s employees and affiliates

i.	is subject to an order of the U.S. Securities and Exchange Commission (the “SEC”) or any other securities regulatory authority relating to,

ii.	has been convicted of any felony or misdemeanor involving,

iii.	has been found by the SEC or any other securities regulatory authority to have engaged in, or has been convicted of engaging in, or

iv.
has been found liable in any civil proceeding with respect to, a violation of any federal securities law or any securities law of any other jurisdiction, or the rules or regulations there under, or aiding, abetting, counseling, commanding, inducing or procuring such a violation by another person.

c.
All offers and sales of securities issued by Company, if any, have complied and will comply with the securities and other laws, and the rules and regulations there under, of each jurisdiction in which any such offer or sale was or is made.  Without limiting the foregoing, Company has timely filed all documents with the SEC (the “SEC Reports”).  The SEC Reports comply in all respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.  None of the SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Company’s financial statements included in the SEC Reports comply in all respects with applicable accounting requirements and the published rules and regulations of the SEC, have been prepared in accordance with generally accepted accounting principles (except, in the case of un-audited statements, as permitted by Regulations S-X) applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present Company’s financial position as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of un-audited statements, to normal year-end audit adjustments).

d.
All information, documents and other materials provided by the Company to Consultant in connection with the Services (the “Information”) are accurate, complete, true and correct, and no such information, documents or other material contains any untrue statement of a material fact or omits to state the statements therein, in light of the circumstances under which they are made, not misleading.

e.
Company owns, or has the contractual right to use, all intellectual property it uses in its business, including, without limitation, all trade secrets, licenses, trademarks, service marks, trade names, logos, brands, copyrights, patents, franchises, proprietary technology, domain names and permits (collectively, “Intellectual Property”).  Neither Company nor any of its employees or affiliates is in breach of any license or agreement between Company and any third party with respect to Company’s Intellectual Property and neither Company nor any of its employees or affiliates has infringed or is infringing on any Intellectual Property of another party.

f.
The foregoing representations and warranties shall continue during the term of this Agreement and if any event occurs that could make any of the foregoing incomplete or inaccurate; such event shall be deemed to be a material breach by Company of this Agreement and Company immediately shall notify Consultant of such event.

3.02	Representations and Warranties of Consultant: Consultant represents and warrants to Company and agrees with Company that:

a.
Consultant has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Consultant and is its legal, valid and binding Agreement, enforceable against Consultant in accordance with its terms.  Consultant’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate Consultant’s governing documents or any obligations by which Consultant is bound, whether arising by contract, operation of law or otherwise.

b.
Consultant is authorized to conduct business under the laws of each jurisdiction where it is required to be so authorized, and shall maintain such authorizations during the term of this Agreement if required by applicable law to do so to provide the Services to Company.  Consultant shall provide the Services in compliance with all applicable laws and regulations.

4.00	Miscellaneous Terms

4.01
Anti-dilution Notification Clause. The company must notify the Consultant in writing at least 30 days prior to any new shares being added to the Company’s outstanding share total; including notifying the Consultant if any new shares are being added to the company’s float. Officers of the company must notify the Consultant of any transactions regarding the company’s security. If company violates the anti-dilution clause, then company must pay Consultant 1.5 times the cash value for any shares the Consultant holds as part of its compensation for this agreement.

4.02
Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

4.03	Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of New York.

4.04
Jurisdiction.  Jurisdiction for court action, court and authorities in the State of New York or the Federal District Court having venue for the State of New York should have jurisdiction over all controversies that may arise with respect to this agreement. Company hereby waives any other venue to which it might be entitled to by virtue of domicile or otherwise and expressly consents and acknowledges that the courts and authorities in the State of New York shall have jurisdiction.

4.05
Integration.  This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

4.06
Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

4.07	Context. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

4.08	Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

4.09
Severance.  If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

4.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

4.11	Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

4.12	Assignability. Consultant reserves the right to assign all or any portion of its rights under this agreement.

4.13	Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

4.14	Continuing Obligations: Both Company and Consultant shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

4.15
Reversion of Payment: If at any time, Company shall be in default of the payment provisions of this contract for a period greater than seven (7) days, then the Consultant shall no longer be obligated to accept payment in the form of free trading shares of stock and the balance due, and any payments due thereafter, shall be paid only in cash, certified check, cashiers check or money order, unless Company is advised otherwise by Consultant in writing.  Further, if at any time, Company shall be in default of the payment provisions of this contract for a period greater than five (5) days, all services provided by Consultant under this Agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the Agreement shall be reinstated on the day after the day on which payment is received.  Consultant reserves the right, at Consultant’s sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed Consultant.

4.16
Claims, Actions or Proceedings relating to the issuance of Stock compensation: In the event that Company compensates Consultant with stock, then Company agrees to indemnify and hold harmless the Consultant from any action, claim or proceeding resulting from the issuance of the shares.  Said indemnification shall include all fees and costs including reasonable attorney’s fees which the Consultant may incur.  Consultant shall have the right to designate its own counsel for representation arising out of any indemnification and the costs thereof shall be borne by the Company.

4.17
Notices:  All notices must be in writing and sent to the appropriate address listed above, or to such other address as either party may designate in writing, by first class mail and either certified mail return receipt requested or overnight courier service.  In the case of certified mail notice shall be deemed given as of the date of deposit with the United States Postal Service, and in case of overnight courier service notice shall be deemed given as of the date of deposit with such overnight courier service.

4.18
Confidentiality: Both Consultant and Company agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company.  This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.  Both the Consultant and Company expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.  The provisions of this section shall survive termination of the Agreement.

5.00	Conflicts of Interest

5.01
Consultant and other Consultant divisions and associates provide services similar to the Services, as well as other services, to other Companies, including Company’s competitors.  This creates conflicts of interest over Consultant’s time devoted to providing the Services and providing services to other Companies.  Consultant will attempt to resolve all such conflicts in a manner that is generally fair to all of its Companies.

5.02
Affiliates of Consultant are in the business of making investments and providing investment advice.  The Affiliates may purchase or sell securities of Company.  Consultant and the Affiliates shall not be liable to Company or its shareholders, employees, officers, directors or affiliates, or any other party, for any direct, indirect, consequential, incidental, special or punitive damages.

5.03	Certain Circumstances: Consultant assumes no responsibility for any occurrences beyond Consultant’s control.

6.00	Disclaimer of Responsibility for Acts of the Company

In no event shall Consultant be authorized or required by this Agreement to represent or make management decisions for the Company.  Consultant shall, under no circumstances, be made liable for any expense incurred or loss suffered by the Company as a consequence of such decisions by the Company or any affiliates or subsidiaries of the Company as a result of services performed by Consultant hereunder.  CONSULTANT DISCLAIMS ANY AND ALL WARRANTIES RESPECTING THE SERVICES AND ACTIVITIES, INCLUDING ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL CONSULTANT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, HOWEVER CAUSED, EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF LIKLIHOOD OF SUCH DAMAGES.  IN NO EVENT SHALL CONSULTANT’S LIABILITY FOR DAMAGES UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF HOW ARISING, EXCEED THE AMOUNT OF CASH COMPENSATION PAID TO CONSULTANT HEREUNDER.

7.00	Limitations on Liability

The obligations of Consultant under this Agreement are limited solely to furnishing the Services to Company.  Consultant provides the Services without warranty of any kind, either express or implied, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, which Consultant disclaims.  Consultant does not guarantee or make any representations or warranties regarding the results or benefits of the Services.  Company is responsible for all information, including, but not limited to, Company’s Intellectual Property, that is transmitted, published, distributed, presented or otherwise disseminated in connection with or as a result of the Services.  Consultant shall not be liable to Company or any of its shareholders, employees, officers, directors or affiliates for any direct, indirect, consequential, incidental, special or punitive damages, including but not limited to lost profits, loss of opportunity and other damages (collectively “Damages”).

8.00	Independent Contractor

Consultant is and will hereafter act as an independent contractor and not as an employee of Company, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between Consultant and Company.  Nothing contained herein shall be considered to create an employer-employee relationship between the parties to this Agreement.  The Company shall not make social security, workers’ compensation or unemployment insurance payments on behalf of Consultant.  The parties hereto acknowledge and agree that Consultant cannot guarantee the results of any of the services rendered or to be rendered by Consultant.  Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.  Consultant will use its reasonable business efforts in providing services to Company.

9.00	Enforceability of Agreement

This Agreement shall neither be deemed to be nor be enforceable until executed by Consultant.  Further, should the parties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby.  Consultant, without the consent of Company, shall have the sole option to extend the time requirements set forth within this section 9.00, and any request by Company to extend the time requirements set forth in section 9.00 must be approved by Consultant in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Centale, Inc./NexxNow, Inc.

By: /s/ Paul Riley
Paul Riley, President

Market Vision Consulting, Inc.

By: /s/ Thaddeus A. Wier, Jr.
Thaddeus Wier, CEO

E X H I B I T A
(MANAGEMENT CONSULTING SERVICES)

Upon the request of the Company, Consultant has agreed to provide the services described below under the terms and conditions set forth in this Agreement and the Consultant will work closely with the Company to set priorities and objectives to be accomplished during this engagement.

A)	Assist in Defining Capital needs and Sources and Uses of Funds.

B)	Work closely with Client to develop a Business Plan

C)	Assist Client’s Attorney in drafting a Private Placement Memorandum and Subscription.

D)	Assist in the preparation of all of the appropriate form filing to raise private capital.

E)	Research and evaluate current and future acquisition candidates based on the Client’s outlined acquisition strategy.

F)	Analyze, Evaluate and do preliminary Due Diligence on any current and future acquisition candidates. This includes meetings in Person, by Phone, Fax, Email, etc.

G)
Evaluate existing and Develop new Distribution Channels for the Client’s products. Consultant shall receive a commission of five (5%) percent of gross sales in like kind for any sales made through the direct efforts of Consultant and/or through any distribution channels which Consultant develops.  This subsection shall survive termination of the agreement.

H)	Layout Timeline and Action Plan based on the outlined acquisition strategy.

I)	Assist Client in editing Press Releases and keeping a calendar of Press Releases going out four (4) weeks.

J)	General Business Consulting (answering questions, giving advice, introductions) as required.

K)	A 5% finder’s fee will be paid on capital raised by company where a professional/accredited investor was introduced by Market Vision Consulting, Inc.

L)	6% acquisition fee will be paid to Market Vision Consulting for any acquisition or merger opportunities effected or introduced by Market Vision Consulting, Inc.